Exhibit 4.1

EXECUTION VERSION

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of September 9, 2014, is among LINN ENERGY, LLC, a Delaware limited liability company (the “Company”), LINN ENERGY FINANCE CORP., a Delaware corporation (“Finance Corp.” and, together with the Company, the “Issuers”), the guarantors listed on the signature page hereto (each, a “Guarantor” and, collectively, the “Guarantors”) and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, each of the Issuers and the Guarantors has heretofore executed and delivered to the Trustee an indenture (as amended or supplemented prior to the date hereof, the “Indenture”), dated as of May 13, 2011, providing for the issuance of 6.500% Senior Notes due 2019 (the “Existing Notes”);

WHEREAS, Section 2.13 of the Indenture provides that Additional Notes ranking pari passu with the Existing Notes may be created and issued from time to time by the Issuers (subject to the Issuers’ compliance with Section 4.09 of the Indenture) without notice to or consent of the Holders and shall be consolidated with and form a single class with the Existing Notes and shall have identical terms as to status, waivers, consents, directions, declarations, amendments, redemptions, offers to purchase or otherwise as the Existing Notes, other than with respect to the date of issuance and issue price; and

WHEREAS, the Issuers and the Guarantors desire to execute and deliver this Supplemental Indenture for the purpose of issuing $450,000,000 in aggregate principal amount of additional notes, having terms substantially identical in all material respects to the Existing Notes (the “Additional Notes” and, together with the Existing Notes, the “Notes”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

(1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2) Additional Securities. As of the date hereof, the Issuers will issue, and the Trustee is directed to authenticate and deliver, the Additional Notes under the Indenture, which shall constitute “Additional Notes” for all purposes under the Indenture, having terms substantially identical in all material respects to the Existing Notes, at an issue price of 102.000%, plus accrued and unpaid interest from May 15, 2014. The Existing Notes and the Additional Notes shall be treated as a single class for all purposes under the Indenture.

(3) Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(4) Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

(5) Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(6) The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuers and the Guarantors.

(7) Continued Effect. Except as expressly supplemented and amended by this Supplemental Indenture, the Indenture shall continue in full force and effect in accordance with the provisions thereof, and the Indenture (as supplemented and amended by this Supplemental Indenture) is in all respects hereby ratified and confirmed. This Supplemental Indenture and all the terms and conditions of this Supplemental Indenture, with respect to the Notes, shall be and be deemed to be part of the terms and conditions of the Indenture for any and all purposes.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

Very truly yours,

Issuers

Linn Energy, LLC
Linn Energy Finance Corp.

By:	/s/ Kolja Rockov
Name:	Kolja Rockov
Title:	Executive Vice President and Chief Financial Officer

Subsidiary Guarantors

Linn Energy Holdings, LLC
Linn Exploration Midcontinent, LLC
Linn Exploration & Production Michigan LLC
Linn Midstream, LLC
Linn Midwest Energy LLC
Linn Operating, Inc.
Mid-Continent I, LLC
Mid-Continent II, LLC
Mid-Continent Holdings I, LLC
Mid-Continent Holdings II, LLC

By:	/s/ Kolja Rockov
Name:	Kolja Rockov
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to First Supplemental Indenture for 2019 Notes]

Trustee

U.S. Bank National Association

By:	/s/ Mauri Cowen
Name:	Mauri J. Cowen
Title:	Vice President

[Signature Page to First Supplemental Indenture for 2019 Notes]